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                                                                   EXHIBIT 10.69

                  SERVICES AGREEMENT (this "Agreement"), dated as of February 23, 2001, among Collins & Aikman Corporation, a Delaware corporation, Collins & Aikman Products Co., a Delaware corporation (together with Collins & Aikman Corporation, the "Company"), and Heartland Industrial Partners, L.P., a Delaware limited partnership ("Heartland").

                  WHEREAS, Heartland, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of finance, strategy, investment and acquisitions relating to the business of the Company; and

                  WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of Heartland in the aforesaid areas and Heartland wishes to provide the services to the Company as herein set forth;

                  NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

1. Appointment. The Company hereby appoints Heartland to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement. It is understood that the services rendered in exchange for the annual Advisory Fee referred to herein shall be construed as being extended to Collins & Aikman Products Co. and that the services rendered in exchange for the fees referred to in Section 3(c) or otherwise agreed to hereunder shall be construed as being extended to the particular entity or entities engaging in the transaction for which fees are being paid. All monetary obligations of the Company referred to herein shall nonetheless be construed as joint and several obligations of each of Collins & Aikman Corporation and Collins & Aikman Products Co.

2. Services. Heartland hereby agrees that, during the term of this Agreement, it shall render to the Company, by and through itself and its officers, employees and representatives as Heartland in its sole discretion shall designate from time to time in consultation with the Company (it being understood that any representatives not associated with Heartland must be reasonably acceptable to the Company), advisory and consulting services in relation to the affairs and strategic direction of the Company and its subsidiaries, including, without limitation, (i) advice with respect to general developments in the automotive industry and the manner in which those developments may impact the Company; (ii) advice on market developments concerning the purchase and sale of automotive suppliers in its market area and other automotive industry entities identified by the Company and the manner in which those developments may impact the Company; (iii) advice on the Company's financial plans, strategic plans, and alternatives after review of such plans and alternatives with management of the Company; and (iv) advice in other business and financial areas as may be reasonably requested by the Company and which are within the expertise of Heartland. Nothing herein shall be construed as precluding Heartland or any of its affiliates from receiving fees in addi-

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tion those contemplated hereby for acquisitions and dispositions and for providing its personnel for general advice (in any such case with the requisite approvals of the Company). Additional services to which such fees may relate may include, but not be limited to, the negotiation and arrangement of financings (whether in the form of debt, equity, lease financing, public or private offerings of securities or otherwise), work-outs and other traditional and non-traditional investment banking, consultant or management services.

3. Fees. (a) In consideration of the services contemplated by Section 2, for the term of this Agreement, the Company and its successors agree to pay to Heartland an annual fee (the "Advisory Fee") equal to (x) a fee of $404,494.38 in cash for the period from Closing Date through March 31, 2001, payable on February 23, 2001, (y) $3,000,000 in cash for the balance of calendar year 2001 and (z) $4,000,000 for each calendar year thereafter, in each case under clauses (y) and
(z) payable in quarterly installments in advance on January 1, April 1, July 1 and October 1 of each year beginning March 31, 2001 through the date (the "Termination Date") which is the earlier of (x) the tenth anniversary hereof (unless extended by the Company) or (y) the date on which Heartland and its affiliates (including, without limitation, the "Heartland Entities" and their "Permitted Transferees" referred to, in each case, in the Stockholders Agreement entered into on the date hereof) hold, directly or indirectly, beneficial ownership of less than 25% of the common equity interests (including shares underlying preferred stock held by Heartland) of the Company acquired on the Closing Date, or such earlier date as the Company and Heartland shall agree. Any Advisory Fee for the last calendar year of this Agreement shall be prorated for the period of such year ending on the Termination Date. The "Closing Date" shall mean the date of the closing of the transactions contemplated by the Primary Share Purchase Agreement dated January 12, 2001 between Heartland and the Company (the "Primary SPA").

         (b) Upon the Closing Date, the Company shall pay to Heartland or its designees a fee for services rendered in connection with the transactions contemplated by the Primary SPA in the amount of $12,000,000 and will reimburse Heartland and its affiliates for their reasonable out-of-pocket expenses incurred in connection with such Transactions on the basis described in the Primary SPA.

         (c) In addition, commencing on February 23, 2002 and for the balance of the term of this Agreement, the Company shall pay to Heartland or its designees a transaction fee in connection with the consummation of each acquisition or divestiture by the Company or any of its subsidiaries (with respect to which Heartland provides any significant advisory services) of any business constituting a going concern or any division or line of business or separable plant or manufacturing facility or significant set of related assets in an amount equal to 1% of the aggregate total enterprise value of the business or assets being acquired or divested, for Heartland's services in negotiating, analyzing, arranging and executing such acquisitions and divestitures.

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         (d) To the extent required by any debt financing of the Company or its subsidiaries, any fees payable hereunder shall be deferred until the earlier of (i) the liquidation or dissolution of the Company, and (ii) the time that payment of such deferred amounts is permitted under such debt financing. Any deferred fees and Out-of-Pocket Expenses shall bear interest at a rate of ten percent (10%) per annum, compounded annually, from the date deferred until paid.

4. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company shall pay directly or reimburse Heartland for its Out-of-Pocket Expenses. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" shall mean the reasonable out-of-pocket costs and expenses (which, for the avoidance of doubt, shall not include any payment of salaries, bonuses or other compensation to personnel of Heartland) reasonably incurred by Heartland or its affiliates in connection with the services rendered hereunder in pursuing, or otherwise related to, the business of the Company, including, without limitation, (i) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel or consultants, incurred in consultation with the Company, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services and (iii) transportation, per diem costs, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Heartland to the Company of a written statement thereof with supporting invoices as reasonably requested by the Company.

5. Indemnification. The Company will indemnify and hold harmless Heartland, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, whether joint or several (the "Liabilities"), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement or the engagement of Heartland pursuant to, and the performance by Heartland of the services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company; provided that if initiated or brought by the Company, such Indemnified Party shall not have been adjudged liable to the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The

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Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence, bad faith or willful misconduct of Heartland. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be promptly refunded to the Company to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence, bad faith or willful misconduct of Heartland.

                  The Indemnified Parties shall give prompt written notice to the Company of any pending or threatened claim or any action or proceeding arising therefrom. The failure of an Indemnified Party to so notify the Company of any such matter shall not release the Company, in whole or in part, from its obligations to indemnify hereunder except to the extent that such failure materially prejudices the ability of the Company to defend such action. If it so elects, the Company may assume the defense of such action with counsel chosen by it, and upon such assumption, the Company shall not be liable for any legal costs subsequently incurred by any Indemnified Party, unless (i) the Company has failed to provide counsel to such Indemnified Parties in a timely manner of (ii) either counsel provided by the Company or counsel to such Indemnified Parties reasonably determines that its representation of such Indemnified Parties would present it with a conflict of interest or the interests of the Company and the Indemnified Parties are materially in conflict other than by reason of those provisions, in which case the Company shall pay the reasonable fees and expenses of separate counsel for the Indemnified Parties, provided, however, that in no event shall the Company be liable for the fees and expenses of more than one counsel for the Indemnified Parties.

                  The Company shall not be required to make payment for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and the Company shall not settle any claim against it by a third party that does not result in the unconditional release of the Indemnified Parties.

                  6. Accuracy of Information. The Company shall furnish or cause to be furnished to Heartland such information as Heartland reasonably believes appropriate to its advisory services hereunder and to the ownership by affiliates of Heartland of equity interests of the Company (all such information so furnished being the "Information"). The Company recognizes and confirms that Heartland (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same,
(ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

                  Except as contemplated by the terms hereof or as required by applicable law, regulation or regulatory oversight or pursuant to an order entered or subpoena issued by a

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court of competent jurisdiction, Heartland will keep confidential all material nonpublic Information provided to it by the Company pursuant to the terms hereof, and will not disclose any such Information to any third party, other than such of its employees, counsel, consultants, partners and investors, actual and potential financing sources to it or the Company and its subsidiaries and advisors as Heartland determines have a need to know. Any written material produced by Heartland for the Company or attributable to the services performed for the Company shall be the property of the Company and any and all of such materials and documents and other information supplied by the Company to Heartland in connection with this Agreement shall be promptly returned to the Company upon written request.

7. Term. This Agreement shall be effective as of the date hereof and shall continue until the Termination Date, provided that Section 4 shall remain in effect with respect to Out-of-Pocket Expenses incurred prior to the Termination Date. The provisions of Sections 5 shall survive the termination of this Agreement.

8. Permissible Activities. Subject to applicable law, nothing herein shall in any way preclude Heartland, its affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

9. Miscellaneous. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                  (b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by facsimile, Federal Express, or other overnight courier, addressed as follows or to such other address of which the parties may have given notice:



If to Heartland:

                                      55 Railroad Avenue
                                      Greenwich, CT  06830

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                                      Attention:  David Stockman
                                      Facsimile:  (203) 861-2722

If to the Company:                    Collins & Aikman Corporation
                                      5755 New King Court
                                      Troy, Michigan 48098
                                      Attention:  Ronald T. Lindsay,
                                                  General Counsel
                                      Facsimile:  (248) 824-1882

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by facsimile, and (ii) one business day after being sent by Federal Express or other overnight courier.

                  (c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

                  (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, Heartland, the Company and their respective successors and permitted assigns; provided that Heartland may not assign this Agreement or delegate its obligations hereunder to any person other than its affiliates without the prior written consent of the Company, which shall not be unreasonably withheld. Any assignment in violation of this Agreement shall be null and void. The provisions of Section 5 shall inure to the benefit of each Indemnified Party.

                  (e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  (f) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

                                    HEARTLAND INDUSTRIAL PARTNERS, L.P.


                                    By: Heartland Industrial Associates
                                         L.L.C., its general partner


                                    By: /s/ Daniel P. Tredwell
                                        -------------------------------------
                                        Name:  Daniel P. Tredwell
                                        Title: Member


                                    COLLINS & AIKMAN CORPORATION


                                    By: /s/ Ronald T. Lindsay
                                        -------------------------------------
                                        Name:  Ronald T. Lindsay
                                        Title: Senior Vice President


                                    COLLINS & AIKMAN PRODUCTS CO.


                                    By: /s/ Ronald T. Lindsay
                                        -------------------------------------
                                        Name:  Ronald T. Lindsay
                                        Title: Senior Vice President